Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated July 2, 2026, with respect to the financial statements of Lycia Therapeutics, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
San Francisco, California
October 5, 2026